Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

AGREEMENT, effective as of September 1, 2009, by and between SP Corporate Services LLC (“SP Corporate”), a Delaware limited liability company, having an office at 590 Madison Avenue, 32nd Floor, New York, New York 10022, and Del Global Technologies Corp., a New York corporation (the “Company”), having an office at 50B N. Gary Avenue, Roselle, Illinois 60172.

W I T N E S S E T H:

WHEREAS, the Company desires to have SP Corporate furnish certain services to the Company, as set forth on Exhibit A attached hereto as it may be amended from time to time pursuant to the terms hereof (the “Services”), and SP Corporate has agreed to furnish Services, pursuant to the terms and conditions hereinafter set forth; and

WHEREAS, this Agreement has been approved by the Audit Committee of the Board of Directors of the Company (the “Board”) and recommended Board approval, and a majority of the disinterested directors of the Company has voted to approve this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.                      Engagement of SP Corporate.

1.01.           During the term of this Agreement, SP Corporate shall provide to the Company such Services, as more fully described and defined on Exhibit A, as may be necessary or desirable or as may be reasonably requested or required, in connection with the business, operations and affairs, both ordinary and extraordinary, of the Company and its subsidiaries and affiliates.

In performing Services, SP Corporate shall be subject to the supervision and control of the disinterested directors of the Company.  In no event shall SP Corporate incur an obligation or enter into any transaction on behalf of the Company involving in excess of $50,000 without the prior approval of the disinterested directors of the Company.

1.02.           While the amount of time and personnel required for performance by SP Corporate hereunder will necessarily vary depending upon the nature and type of Services, SP Corporate shall devote such time and effort and make available such personnel as may from time to time reasonably be required for the performance of Services hereunder.  Notwithstanding the foregoing, SP Corporate shall make John J. Quicke available to act as, and he shall devote such time and effort as is necessary to fulfill the statutory and fiduciary duties of, the President and Chief Executive Officer of the Company until such time as otherwise instructed or removed by the board of directors of the Company or the resignation of John J. Quicke in any of the capacities.

1.03.           Exhibit A may be amended from time to time to provide for additional Services, the elimination of certain Services, increases or decreases to the compensation paid hereunder, or other changes, upon the mutual agreement of the parties hereto.

Section 2.                      Term.

This Agreement shall commence effective as of September 1, 2009, and shall terminate immediately upon written notice given to the other party or immediately upon the death of John J. Quicke.  The Company shall have the right during (but not after) the term of this Agreement, but not the obligation, to obtain and maintain one or more policies of life insurance on the life of John J. Quicke at the Company’s sole cost and expense, and John J. Quicke agrees to cooperate fully and execute such reasonable documents as the Company shall request in connection with such insurance.

Section 3.                      Payments to SP Corporate.

3.01.           In consideration of Services furnished by SP Corporate hereunder, the Company shall pay to SP Corporate a fixed monthly fee as set forth in Section 3.02, which shall be adjustable annually upon mutual agreement by the parties or at other times upon the amendment of Exhibit A pursuant to Section 1.03.  In addition, the Company shall promptly reimburse SP Corporate and John J. Quicke for certain expenses, including legal expenses, as well as all reasonable and necessary business expenses, incurred on behalf of the Company.

3.02.           The Company shall pay SP Corporate a fixed monthly fee in cash in amount set forth on Exhibit A in advance on the first day of each month.

Section 4.                      Limitation on Liability.

To the fullest extent permitted by law and as consistent with the Company’s Amended and Restated Bylaws and Certificate of Incorporation, as may be amended from time to time (the “Company's Charter Documents”), SP Corporate shall not be liable to the Company, any affiliate thereof or any third party for any losses, claims, damages, liabilities, penalties, obligations or expenses, including reasonable legal fees and expenses, of any kind or nature whatsoever due to any act or omission in connection with the rendering of Services hereunder, unless that act or omission constitutes gross negligence, willful misconduct or fraud.  Further, SP Corporate shall reasonably rely on information provided to it about the Company, if any, that is provided by the Company or the Company’s affiliates, employees or agents.  In no event shall SP Corporate be liable for any error or inaccuracy of any report, computation or other information or document produced in accordance with this Agreement, for whose accuracy the Company assumes all responsibility, unless resulting from the gross negligence or willful misconduct of SP Corporate or SP Corporate’s officers, directors, employees or agents.

Section 5.                      Indemnity and D&O Insurance.

To the fullest extent permitted by law and as consistent with the Company's Charter Documents, the Company shall defend, indemnify, save and hold harmless SP Corporate and John J. Quicke from and against any claims, liabilities, damages, losses, costs or expenses, including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim of any nature whatsoever resulting from SP Corporate’s or John J. Quicke’s activities or services under this Agreement (a “Claim”), except to the extent occasioned by the gross negligence or willful misconduct of SP Corporate, John J. Quicke or SP Corporate’s officers, directors, employees or agents.  At the written request of SP Corporate and/or John J. Quicke, the Company will advance to them the legal or other costs and reasonable expenses of investigating or defending against any Claim in advance of the final disposition of such Claim.  To the fullest extent permitted by law and as consistent with the Company’s Charter Documents, the Company’s obligation to indemnify SP Corporate hereunder shall extend to and inure to the benefit of SP Corporate’s officers, directors, members, employees, affiliates and consultants.  If SP Corporate should reasonably determine its interests are or may be adverse to the interests of the Company, SP Corporate may retain its own counsel in connection with such claim or alleged claim or action, in which case the Company shall be liable, to the extent permitted under this Section 5, to SP Corporate for any reasonable and documented legal, accounting or other directly related fees and expenses incurred by SP Corporate in connection with its investigating or defending such claim or alleged claim or action.  In addition, at all times during which John. J. Quicke is acting as non-employee CEO and/or President of the Company, the Company shall cause John J. Quicke to be covered by a D&O insurance policy issued by a reputable D&O insurance carrier with coverages and terms no less favorable than those contained in the Company’s current D&O insurance policy.  In addition, neither SP Corporate nor any of its officers, directors, members, employees, affiliates or consultants (including John J. Quicke) shall be liable to the Company or any third party for any special, consequential or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any of the services provided hereunder, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if an authorized representative of SP Corporate is advised of the possibility or likelihood of the same.

Section 6.                      Confidential Information.

SP Corporate shall not at any time during or following the termination or expiration for any reason of this Agreement, directly or indirectly, disclose, publish or divulge to any person (except where necessary in connection with the furnishing of Services under this Agreement), appropriate or use, or cause or permit any other person to appropriate or use, any of the Company’s inventions, discoveries, improvements, trade secrets, copyrights or other proprietary, secret or confidential information not then publicly available.

Section 7.                      Non-Exclusive Arrangement; Conflicts of Interest.

7.01           The Company acknowledges that SP Corporate and its Affiliated Companies (as defined below) may from time to time enter into agreements similar to this Agreement with other companies pursuant to which SP Corporate may agree to provide services similar in nature to the Services being provided hereunder.  The Company understands that the person or persons providing the Services hereunder may also provide similar or additional services to other companies, including as officers and directors of such companies.  In addition, to the extent business opportunities arise, the Company acknowledges that SP Corporate will be under no obligation to present such opportunity to the Company, and SP Corporate may, in its sole discretion, present any such opportunity to whatever company it so chooses, or to none at all; provided, however, nothing contained herein shall affect or otherwise limit the fiduciary obligations of the officers and directors of the Company.

7.02           The Company, SP Corporate and their respective Affiliated Companies (as defined below) recognize and acknowledge that as a result of SP Corporate providing the Services pursuant to this Agreement the potential for conflicts of interest exist between and/or among SP Corporate, the Company, Affiliated Companies of SP Corporate and the Company and the respective officers and directors of SP Corporate and the Company, including but not limited to (i) that an Affiliated Company of SP Corporate may be a majority or significant stockholder of the Company, (ii) that directors, officers, members and/or employees of SP Corporate or of Affiliated Companies of SP Corporate may serve as directors and/or officers of the Company, (iii) that SP Corporate and Affiliated Companies thereof may engage and are expected to continue to engage in the same, similar or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, (iv) that SP Corporate and Affiliated Companies thereof may have an interest in the same areas of corporate opportunity as the Company and Affiliated Companies thereof, and (v) that SP Corporate and Affiliated Companies thereof may engage in material business transactions with the Company and Affiliated Companies thereof, including (without limitation) providing Services to or being a significant supplier of the Company and Affiliated Companies thereof.  The Company further recognizes, acknowledges and agrees that any such conflicts of interest shall be resolved by SP Corporate in its sole discretion.

7.03           For purposes of this Agreement, “Affiliated Companies” shall mean in respect of SP Corporate any entity which is controlled by SP Corporate, controls SP Corporate or is under common control with SP Corporate (other than the Company and any entity that is controlled by the Company) and in respect of the Company shall mean any entity controlled by the Company.

7.04.           The Company represents and warrants that the Audit Committee of the Board has approved this Agreement and recommended Board approval, and a majority of the disinterested directors of the Company has voted to approve this Agreement.

Section 8.                      General.

8.01.           This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior representations and agreements, whether oral or written, and cannot be modified, changed, waived or terminated except by a writing signed by both of the parties hereto.  No course of conduct or trade custom or usage shall in any way be used to explain, modify, amend or otherwise construe this Agreement.

8.02.           All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, sent by nationally recognized overnight carrier, one day after being sent, or mailed by first class registered or certified mail, return receipt requested, five days after being sent.

8.03.           This Agreement shall be construed under the laws of the State of New York and the parties hereby submit to the personal jurisdiction of any federal or state court located therein, and agree that jurisdiction shall rest exclusively therein, without giving effect to the principles of conflict of laws.

8.04.           This Agreement may not be assigned by any party without the prior written consent of the other parties to this Agreement.

8.05.           This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.06.           Sections 4, 5 and 6 shall survive any expiration or termination of this Agreement.

8.07.           Except as specifically provided herein, none of the parties shall act or represent or hold itself out as having authority to act as an agent or partner of any other party, or in any way bind or commit any other party to any obligations.  Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible for its obligations set forth in this Agreement.  Neither party shall be responsible for the compensation, the withholding of taxes, workers compensation, or any other employer liability for the employees and agents of the other party.  Without limiting the generality of the foregoing, the parties acknowledge and agree that SP Corporate is an independent contractor and that neither John J. Quicke nor SP Corporate is an employee of the Company.  SP Corporate or an Affiliated Company of SP Corporate shall timely withhold and pay all taxes and file all reports required by applicable law to be withheld, paid and filed for John J. Quicke.

8.08.           John J. Quicke joins herein solely to acknowledge and agree to the terms hereof relating specifically to him and to specifically acknowledge and agree that he is not an employee of the Company and is not eligible for and has no right to receive any compensation or benefits from the Company or to participate in any employee benefit plans or programs available to the employees of the Company, including welfare and retirement benefits.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SP CORPORATE SERVICES LLC

By:	/s/ Sanford Antignas
	Name:	Sanford Antignas
	Title:	Chief Operating Officer

DEL GLOBAL TECHNOLOGIES CORP.

By:	/s/ Mark A. Zorko
	Name:	Mark A. Zorko
	Title:	Chief Financial Officer

/s/ John J. Quicke
John J. Quicke, individually and solely for the purposes specified in Section 8.08 above

EXHIBIT A

The “Services” shall be limited to the following:

1.
Provide the non-exclusive services of John J. Quicke to serve as the Company’s Chief Executive Officer and President.  Such person, in his capacity as the Chief Executive Officer and President, will perform all duties normally associated with that of the Company’s Chief Executive Officer and President, including without limitation:

•	Provide effective overall leadership to the Company.

•	Provide effective leadership in the Company’s efforts to meet required SEC filing requirements.

•	Serve as an effective member of the Company’s executive management team.

•
Perform all other duties of the Company’s President and Chief Executive Officer as set forth in the Company’s Charter Documents and corporate governance policies as they may be amended from time to time.

The monthly fee for providing the Services shall be $30,000.